PRESIDIO CAPITAL CORP. ANNOUNCES COMPLETION
                             OF TSA SECURITIZATION


FOR IMMEDIATE RELEASE

Contact:  Christopher Weatherhill (441) 295-9166

Hamilton HM DX, Bermuda - November 21, 1996 -- Presidio Capital Corp., a British Virgin Islands Corporation and the post-bankruptcy successor to Integrated Resources, Inc. announced today that the Company sold in a private securitization transaction the Company's rights to a deferred payment stream that was originally generated by Integrated's tax shelter annuity business ("Payment Rights"). Proceeds realized by the Company, net of the placement fee, rating agency fees and reserves, was approximately $20.5 million.

The Payment Rights were sold to a trust which issued notes backed solely by the Payment Rights. As part of this transaction, certificates evidencing the equity ownership of the trust (and entitlement to the residual of the Payment Rights upon satisfaction of the notes in full) were issued and sold to two newly formed companies, T-Two TSA LLC and T-Two TSA II LLC. The purchasers of the residual equity certificates are each owned 99% by T-Two Holding, L.L.C. T-Two Holding, L.L.C. is also the indirect 99% owner of the residual interest resulting from the contract right securitization completed in March 1996 and is obligated to undertake a rights offering, or similar vehicle, of its equity to the shareholders of Presidio as soon as practicable.

Presidio Capital Corp. is engaged in the liquidation and disposition of the assets of Integrated, which were acquired pursuant to the Sixth Amended Plan of Reorganization submitted by the Subordinated Bondholders Committee and the Steinhardt Group. The plan of the reorganization was consummated on November 31, 1994.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securitization notes and certificates referred to in the press release have been sold. These securities have not been registered under the Securities Act of 1933 and may not be sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.


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